UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

TELIGENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Teligent, Inc.
105 Lincoln Avenue
Buena, NJ 08310
(856) 697-1441

December   , 2019

To the Stockholders of Teligent, Inc.:

You are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of Teligent, Inc. (the “Company”), to be held at 10:00 a.m. local time on January 24, 2020, at the offices of K&L Gates LLP, 599 Lexington Avenue, New York, New York 10022.

Details regarding the Special Meeting, the business to be conducted at the Special Meeting, and information about the Company that you should consider when you vote your shares are described in the enclosed Notice of Special Meeting of Stockholders and proxy statement.

At the Special Meeting, we will ask stockholders to (i) consider and approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”) to effect a reverse stock split of the outstanding shares of the Company’s common stock at a reverse stock split ratio ranging from any whole number between one-for-five to one-for-ten, as determined by the Board of Directors (the “Board”) of the Company in its sole discretion (the “Reverse Stock Split Proposal”); (ii) consider and approve, as required by Nasdaq Marketplace Rule 5635(d) and the Indenture governing the New 2023 Notes (as defined below), the issuance to any holder or group of related holders of 7.0% Cash / 8.0% PIK Series B Senior Unsecured Convertible Notes due 2023 (the “New 2023 Notes”) of shares of the Company’s common stock under the New 2023 Notes exceeding 19.99% of the number of shares of common stock outstanding, including upon the conversion of the New 2023 Notes and upon payment of PIK interest thereon (the “Nasdaq Change of Control Listing Rule Proposal”); and (iii) approve one or more adjournments to the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of the Reverse Stock Split Proposal, the Nasdaq Change of Control Listing Rule Proposal or to constitute a quorum. The Board recommends the approval of the Reverse Stock Split Proposal, the Nasdaq Change of Control Listing Rule Proposal and adjournments to the Special Meeting. These items of business are more fully described in the proxy statement and accompanying Notice of Special Meeting of Stockholders.

We hope you will be able to attend the Special Meeting. Whether you plan to attend the Special Meeting or not, it is important that you cast your vote either in person or by proxy. You may submit your voting instructions over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to submit your vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of Teligent, Inc. We look forward to seeing you at the Special Meeting.

Sincerely,

Jason Grenfell-Gardner
President and Chief Executive Officer

Teligent, Inc.
105 Lincoln Avenue
Buena, NJ 08310
(856) 697-1441

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 24, 2020

TIME: 10:00 a.m. local time

DATE: January 24, 2020

PLACE: K&L Gates LLP, 599 Lexington Avenue, New York, New York 10022

PURPOSES:

1.	To approve an amendment to Teligent, Inc.’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock at a reverse stock split ratio ranging from any whole number between one-for-five to one-for-ten, as determined by the Board in its sole discretion.
2.	To approve, as required by Nasdaq Marketplace Rule 5635(d) (the “Listing Rule”) and the Indenture governing the New 2023 Notes, the issuance to any holder or group of related holders of New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding 19.99% of the number of shares of common stock outstanding, including upon the conversion of the New 2023 Notes and upon payment of PIK interest thereon.
3.	To approve one or more adjournments to the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 or Proposal 2 or if there is not a quorum.

These items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors of Teligent, Inc. is not aware of any other business to come before the Special Meeting of Stockholders (the “Special Meeting”).

WHO MAY VOTE:

You may vote if you were the record owner of Teligent, Inc. common stock at the close of business on December 16, 2019, the record date for notice and voting at the Special Meeting. A list of stockholders of record will be available at the Special Meeting and during the 10 days prior to the Special Meeting at our principal executive office, which is located at 105 Lincoln Avenue, Buena, New Jersey 08310.

All stockholders are cordially invited to attend the Special Meeting. Whether you plan to attend the Special Meeting or not, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum and the approval of the proposals. You may change or revoke your proxy at any time before it is voted at the meeting.

By order of the Board of Directors,

Damian Finio
Chief Financial Officer and Corporate Secretary

Buena, New Jersey
December   , 2019

December   , 2019

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 24, 2020

This proxy statement, along with the accompanying Notice of Special Meeting of Stockholders, contains information about the Special Meeting of Stockholders (the “Special Meeting”) of Teligent, Inc., including any adjournments or postponements of the Special Meeting. We are holding the Special Meeting at 10:00 a.m. local time, on January 24, 2020, at the offices of K&L Gates LLP, 599 Lexington Avenue, New York, New York 10022.

In this proxy statement, we refer to Teligent, Inc. as “Teligent,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors (the “Board”) for use at the Special Meeting.

We anticipate that on or about December   , 2019, we will begin sending this proxy statement, the Notice of Special Meeting of Stockholders and the form of proxy enclosed to all stockholders entitled to vote at the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JANUARY 24, 2020

This proxy statement and our 2019 annual report to stockholders are available for viewing, printing and downloading at www.proxyvote.com. To view these materials, please have your 16-digit control number(s) available that appears on your Notice or proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2018, on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” section of the “Investor Relations” section of our website at www.teligent.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Chief Financial Officer, Teligent, Inc., 105 Lincoln Avenue, PO Box 687, Buena, New Jersey 08310. You may also request a copy by emailing us at investorrelations@teligent.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board is soliciting your proxy to vote at the Special Meeting to be held at the offices of K&L Gates LLP, 599 Lexington Avenue, New York, New York 10022, on January 24, 2020, at 10:00 a.m. local time and any adjournments or postponements of the Special Meeting. The proxy statement, along with the accompanying Notice of Special Meeting of Stockholders, summarizes the purposes of the Special Meeting and the information you need to know to vote at the Special Meeting. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in the enclosed envelope, or follow the instructions below to submit your proxy by facsimile or email.

This proxy statement, the Notice of Special Meeting of Stockholders and the proxy card are first being mailed or made available to stockholders on or about December   , 2019. You are receiving these proxy materials because you owned shares of Teligent common stock on the record date.

What am I voting on?

There are three (3) Proposals scheduled for a vote at the Special Meeting:

Proposal 1:	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock at a reverse stock split ratio ranging from any whole number between one-for-five to one-for-ten, as determined by the Board in its sole discretion.
Proposal 2:	To approve, as required by the Listing Rule and the Indenture governing the New 2023 Notes, the issuance to any holder or group of related holders of New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding 19.99% of the number of shares of common stock outstanding, including upon the conversion of the New 2023 Notes and upon payment of PIK interest thereon.
Proposal 3:	To approve one or more adjournments to the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 or Proposal 2 or if there is not a quorum.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on December 16, 2019 are entitled to vote at the Special Meeting. On this record date, there were             shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock outstanding.

You do not need to attend the Special Meeting to vote your shares. Shares represented by valid proxies, received in time for the Special Meeting and not revoked prior to the Special Meeting, will be voted at the Special Meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Special Meeting or not, we urge you to submit your voting instructions by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone. You may specify whether your shares should be voted for, against or abstain with respect to (i) the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock at a reverse stock split ratio ranging from any whole number between one-for-five to one-for-ten, as determined by the Board in its sole discretion (Proposal 1); (ii) the approval, as required by the Listing Rule and the Indenture governing the New 2023 Notes, of the issuance to any holder or group of related holders of New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding 19.99% of the number of shares of common stock outstanding, including upon the conversion of the New 2023 Notes and upon payment of PIK interest thereon (Proposal 2); and (iii) one or more adjournments to the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 or Proposal 2 or if there is not a quorum (Proposal 3).

If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Special Meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust Company, or you have stock certificates registered in your name, you may vote:

•	By the Internet or by telephone. Follow the instructions included in the proxy card to submit your voting instructions over the Internet or by telephone.
•	By mail. If you received a proxy card by mail, you can have your shares voted by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.
•	In person at the meeting. If you attend the Special Meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the Special Meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on January 23, 2020.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Special Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Special Meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board recommends that you vote (i) “FOR” the amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock at a reverse stock split ratio ranging from any whole number between one-for-five to one-for-ten, as determined by the Board in its sole discretion; (ii) “FOR” the approval, as required by the Listing Rule and the Indenture governing the New 2023 Notes, of the issuance to any holder or group of related holders of New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding 19.99% of the number of shares of common stock outstanding, including upon the conversion of the New 2023 Notes and upon payment of PIK interest thereon; and (iii) “FOR” one or more adjournments to the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 or Proposal 2 or if there is not a quorum.

The Board is not aware of any other business to come before the Special Meeting.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•	by submitting your proxy by the Internet or by telephone as instructed above;
•	by notifying the Corporate Secretary of Teligent in writing before the Special Meeting that you have revoked your proxy; or
•	by attending the Special Meeting in person and voting in person. Attending the Special Meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the Special Meeting that it be revoked.

Your most current vote, whether by telephone, the Internet or proxy card, is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Submit a Proxy or Vote in Person?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not submit a proxy or vote in person as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares with respect to “routine” matters. Approval of (i) the amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock at a reverse stock split ratio ranging from any whole number between one-for-five to one-for-ten, as determined by the Board in its sole discretion (Proposal 1) and (ii) one or more adjournments to the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 or Proposal 2 or if there is not a quorum (Proposal 3) are considered routine matters. Therefore, even if your bank, broker or other nominee that holds your shares does not receive voting instructions from you, such bank, broker or other nominee is entitled (but not required) to vote your shares on these proposals. To ensure your shares will be voted at the Special Meeting in the manner that you desire, we encourage you to provide voting instructions to your bank, broker or other nominee. Approval of the issuance to any holder or group of related holders of New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding 19.99% of the number of shares of common stock outstanding, including upon the conversion of the New 2023 Notes and upon payment of PIK interest thereon, as required by the Listing Rule (Proposal 2), is considered a non-routine matter. A bank, broker or other nominee that holds your shares cannot vote without instruction on Proposal 2. As a result, there may be broker non-votes on Proposal 2.

What Vote is Required to Approve the Proposals and How are Votes Counted?

For Proposal 1 to be approved, Proposal 1 must receive a “FOR” vote from the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote thereon. If you “ABSTAIN” from voting, your shares will be counted for purposes of determining whether a quorum is present and it will have the same effect as an “AGAINST” vote.

For each of Proposal 2 and Proposal 3 to be approved, a majority of the votes cast must be voted “FOR such proposals unless there is not a quorum at the Special Meeting, in which case, Proposal 3 must be approved by the holders of a majority of the voting power represented by the shares present, in person or by proxy, at the Special Meeting. If a quorum is present at the Special Meeting, abstentions will have no effect on Proposal 2 and or Proposal 3. If a quorum is not present at the Special Meeting, abstentions will have the same effect as a vote against Proposal 3, but will have no effect on Proposal 2.

Under Delaware law, there are no dissenters’ rights of appraisal with respect to the matters to be acted upon at the Special Meeting.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election examine these documents. Management will not know how you voted on the proposals unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or that you otherwise provide.

Where Can I Find the Voting Results of the Special Meeting?

The preliminary voting results will be announced at the Special Meeting, and we will publish preliminary, or final results, if available, in a Current Report on Form 8-K within four business days of the Special Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. In addition, our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable out-of-pocket costs.

What Constitutes a Quorum for the Special Meeting?

The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Votes of stockholders of record who are present at the Special Meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Special Meeting

The Special Meeting will be held at 10:00 a.m. local time on January 24, 2020, at the offices of K&L Gates LLP, 599 Lexington Avenue, New York, New York 10022. You do not need to attend the Special Meeting in order to vote.

Householding of Annual Disclosure Documents

The rules of the Securities and Exchange Commission (the “SEC”) concerning the delivery of proxy statements and annual reports allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices of stockholder meetings, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single set of proxy materials, but you would prefer to receive your own copy in the future, please contact Broadridge Financial Solutions, Inc., by calling their toll free number, 1-888-237-1900.

If you do not wish to participate in “householding” and would like to receive your own set of Teligent’s proxy materials in the future, follow the instructions described below. Conversely, if you share an address with another Teligent stockholder and together both of you would like to receive only a single set of proxy materials, follow these instructions:

•	If your Teligent shares are registered in your own name, please contact Broadridge Financial Solutions, Inc., and inform them of your request by calling them at 1-888-237-1900 or writing them at 51 Mercedes Way, Edgewood, New York 11717.
•	If a broker or other nominee holds your Teligent shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save the Company the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card;
•	following the instructions provided when you submit our proxy over the Internet; or
•	going to www.proxyvote.com and following the instructions provided.

PROPOSAL 1

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK

The Proposal

The Board is seeking stockholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”) to effect a reverse stock split of the outstanding shares of the Company’s common stock at a reverse stock split ratio ranging from any whole number between one-for-five to one-for-ten, as determined by the Board in its sole discretion (the “Reverse Stock Split”). The Board has unanimously approved and declared advisable the Amendment and recommends that our stockholders adopt and approve the Amendment. The foregoing description of the Amendment is a summary and is subject to the full text of the Amendment, which is attached hereto as Appendix A.

If stockholders approve this proposal, the Board will cause the Amendment to be filed with the Delaware Secretary of State and effect the Reverse Stock Split in order to allow the Company’s common stock to continue to trade on the Nasdaq Global Select Market or subject to the Company’s successful appeal of Nasdaq’s delisting determination, discussed further below, and the Board will determine, in its discretion, the reverse stock split ratio within the range described herein. We will not reduce the number of authorized shares of common stock in connection with the Reverse Stock Split. No further action on the part of stockholders will be required to implement the Reverse Stock Split.

The Amendment will effect a reverse stock split of the outstanding shares of the Company’s common stock at a reverse stock split ratio ranging from any whole number between one-for-five to one-for-ten, as determined by the Board in its sole discretion and publicly announced by the Board prior to the effectiveness of the Reverse Stock Split. As of the record date,           shares of our common stock were issued and outstanding. Based on such number of shares of our common stock issued and outstanding, immediately following the effectiveness of the Reverse Stock Split (and without giving effect to the rounding up of fractional shares to the nearest whole share), we will have, depending on the Reverse Stock Split ratio selected by the Board, the number of issued and outstanding shares of common stock as illustrated in the table under the caption “–Effects of the Reverse Stock Split–Effect on Shares.”

Except for any changes as a result of the treatment of fractional shares as discussed below, all holders of the Company’s common stock will be affected proportionately by the Reverse Stock Split.

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be rounded up to the nearest whole share. No cash payments will be made in respect of any fractional shares. The par value of our common stock will continue to be $0.01 per share (see “–Effects of the Reverse Stock Split–Reduction in Stated Capital”).

In the event that our stockholders fail to approve this Proposal 1, the Company could be prevented from regaining compliance with the minimum $1.00 bid price requirement for continued listing set forth in Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”), unless the market price of our common stock increases above the Minimum Bid Price Requirement in accordance with the Nasdaq listing rules. If Nasdaq delists our common stock, then our common stock would likely become traded on the over the counter market maintained by OTC Markets Group Inc. (the “OTC”), which does not have the substantial corporate governance or quantitative listing requirements for continued trading that Nasdaq has. In that event, interest in our common stock may decline, and certain institutions may not have the ability to trade in our common stock, all of which could have a material adverse effect on the liquidity or trading volume of our common stock. If our common stock becomes significantly less liquid due to delisting from Nasdaq, our stockholders may not have the ability to liquidate their investments in our common stock as and when desired, and we believe our access to capital would become significantly diminished as a result. Also, due to certain state securities (blue sky) law requirements which apply to securities that are not listed on an exchange, our ability to consummate future public offerings would be materially limited, and could require that the Company undertake private placements of its debt or equity securities on terms that are significantly less favorable than if such securities were offered in a public offering.

Reasons for the Reverse Stock Split

To Maintain our Nasdaq Listing

The Company’s common stock is listed on the Nasdaq Global Select Market. On June 5, 2019, we received notification from Nasdaq stating that we did not comply Minimum Bid Price Requirement. In accordance with Nasdaq listing rules, the Company was afforded 180 calendar days (until December 2, 2019) to regain compliance with the Minimum Bid Price Requirement. On December 3, 2019, the Company received notification from the Listing Qualification Department of Nasdaq that it had not regained compliance with the Minimum Bid Price Requirement. The notification indicated that the Company’s common stock will be delisted from the Nasdaq Global Select Market on December 12, 2019 unless the Company requests an appeal of this determination. The Company filed such an appeal on December 5, 2019 with the Nasdaq Hearings Panel and a hearing has been scheduled.

The Reverse Stock Split will reduce the number of the Company’s shares of common stock outstanding and increase the Company’s share price. The Company expects that an increase in the Company’s share price due to the Reverse Stock Split will enable the Company to regain compliance with the Minimum Bid Price Requirement and continue to trade on the Nasdaq Global Select Market, though there can be no assurance that such action will achieve such purpose

To Meet our Obligations under our New 2023 Notes

On October 31, 2019, we completed the private placement offering (the “Offering”) of $34,405,000 aggregate principal amount of 7.0% Cash / 8.0% PIK Series B Senior Unsecured Convertible Notes (the “New 2023 Notes”). Currently, we do not have sufficient authorized shares of common stock available to settle the conversion of all of the New 2023 Notes while maintaining sufficient authorized but unissued shares of common stock to settle the exercise or conversion, as applicable, of all of our currently outstanding equity awards and other convertible debt securities.

Pursuant to the terms of the Purchase Agreements we entered into with each of the purchasers of the New 2023 Notes in the Offering, we agreed to use our commercially reasonable efforts to obtain the requisite stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock to an amount that is sufficient to cover any issuances of our common stock upon conversion of the New 2023 Notes. Additionally, the Indenture governing the New 2023 Notes requires us to settle all conversions of New 2023 Notes in cash unless and until we obtain the requisite stockholder approval of such an amendment to our Amended and Restated Certificate of Incorporation.

Because we will not reduce the number of authorized shares of common stock in connection with the Reverse Stock Split, if our stockholders approve the Reverse Stock Split, we will continue to have 100,000,000 shares of our common stock authorized under our Amended and Restated Certificate of Incorporation following the Reverse Stock Split, and we will have sufficient authorized but unissued shares of our common stock to effect the conversion and/or settlement of all New 2023 Notes, payment of PIK interest on the New 2023 Notes and to meet all of our obligations to settle the exercise or conversion, as applicable, of all of our currently outstanding equity awards and other convertible debt securities.

To Improve the Marketability of our Common Stock

The Board believes that an increase in the Company’s share price due to the Reverse Stock Split will also improve the marketability of our common stock. Brokerage firms frequently have internal practices and policies that discourage individual brokers from dealing in lower priced stocks. As a result, analysts at many brokerage firms are reluctant to recommend low-priced stocks to their clients or monitor the activity of low-priced stocks. The structure of brokerage commission payments also makes low-priced stocks unattractive and uneconomic because of the time-consuming procedures required to handle the low-priced stocks. Also, the current share price of our common stock can result in an individual stockholder paying transaction costs that represent a higher percentage of our total share value than would be the case if our share price were higher because brokers’ commissions on such stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks. These factors reduce the willingness of institutions to purchase our stock. The Board believes that an increase in our common stock share price due to the Reverse Stock Split should help alleviate these concerns and increase the marketability of our common stock.

Criteria to be Used for Determining the Reverse Stock Split Ratio

In determining which Reverse Stock Split ratio to implement following the receipt of the requisite stockholder approval, the Board will consider, among other matters, various factors, including, without limitation:

•	the historical and then-prevailing trading price and trading volume of our common stock;
•	the expected impact of the Reverse Stock Split on the trading price of our common stock and the trading market of our common stock, in each case, in the short- and long-term;
•	the Company’s ability to continue its listing on the Nasdaq Global Select Market;
•	which Reverse Stock Split ratio would result in the lowest cost to us; and
•	the prevailing general market and economic conditions.

Risks Associated with the Reverse Stock Split

We expect the Reverse Stock Split to increase the market price of our common stock. However, the effect of the Reverse Stock Split on the market price of our common stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per-share price of our common stock after the Reverse Stock Split will not increase in the same proportion as the reduction in the number of our outstanding shares of common stock following the Reverse Stock Split, and the Reverse Stock Split may not result in a per-share price that would attract investors who do not trade in lower priced stocks. In addition, although we believe the Reverse Stock Split may enhance the marketability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to investors. Even if we implement the Reverse Stock Split, the market price of our common stock may decrease due to factors unrelated to the Reverse Stock Split, including our future performance and general market conditions in our industry.

Further, following the Reverse Stock Split, because we are not reducing the number of authorized shares of common stock in connection with the Reverse Stock Split, we will have additional shares available to issue upon conversion or exercise of securities of the Company that are convertible into or exercisable for common stock. In addition, we may require significant proceeds from sales of our debt or equity securities to fund our operations in the near term, which will cause further dilution to stockholders. The issuance of a substantial amount of shares of common stock or securities convertible into or exercisable for our common stock in the future could put downward pressure on the price of our common stock, and there is no assurance that the market price for our common stock will remain at a level sufficient to satisfy the Minimum Bid Price Requirement.

Effective Time

The effective time of the Reverse Stock Split, if approved by stockholders and implemented by the Company, will be the date and time on which the Amendment is filed with the Delaware Secretary of State (the “Effective Time”). We will implement the Reverse Stock Split promptly after we receive stockholder approval of the proposal and following the public announcement of the specific split ratio chosen by the Board in its sole discretion.

Fractional Shares

If the Reverse Stock Split will result in the issuance of fractional shares, the Company will not issue fractional shares. Instead, any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be rounded up to the nearest whole share. No cash payments will be made in respect of any fractional shares.

Effects of the Reverse Stock Split

After the effective date of the Reverse Stock Split, each stockholder will own a reduced number of shares of common stock. However, the Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share as described above. Voting rights and other rights and preferences of the holders of our common stock will not be affected by the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split (except to the extent that the rounding up of fractional shares increases the number of shares owned by holders of fractional interests, in which case the Company does not expect any such increase to be material).

The principal effects of the Reverse Stock Split will be that:

•	the number of issued and outstanding shares of common stock will be reduced proportionately based on the final reverse split ratio, as determined by the Board in its sole discretion;
•	based upon the Reverse Stock Split ratio selected by the Board, proportionate adjustments will be made to the per-share exercise price, grant price, purchase price and/or the number of shares subject to all then outstanding stock options, restricted stock units and other awards (collectively, the “Equity Awards”) issued under our 1999 Director Plan, 2009 Equity Incentive Plan and 2016 Equity Incentive Plan (each, a “Stock Incentive Plan” and, collectively, the “Stock Incentive Plans”), which will result in a proportional decrease in the number of shares of our common stock reserved for issuance upon exercise of such Equity Awards;
•	the number of shares then reserved for issuance under the Stock Incentive Plans will be reduced proportionately based upon the Reverse Stock Split ratio selected by the Board;
•	the conversion ratio of all of our outstanding convertible promissory notes, including the New 2023 Notes, will be proportionately adjusted to give effect to the Reverse Stock Split; and
•	all share and per share amounts in our financial statements and the notes thereto will be retroactively adjusted for all periods to give effect to the Reverse Stock Split.

Although the number of outstanding shares of our common stock would decrease following the Reverse Stock Split, the Board does not intend for a Reverse Stock Split to be the first step in a “going private transaction” within the meaning of Rule 13a-3 of the Exchange Act.

The following table contains approximate information, based on share information as of December 9, 2019, relating to our outstanding common stock based on the proposed Reverse Stock Split assuming that this Proposal 1 is approved and the Reverse Stock Split is implemented.

Status	Approximate Shares of Common Stock to be Outstanding After the Reverse Stock Split	Shares of Common Stock Reserved for Future Issuance	Shares of Common Stock to be Available for Issuance after the Reverse Stock Split
Pre-Reverse Stock Split	53,850,427	72,104,000	0
Post-Reverse Stock Split, 1-for-5 Ratio	10,770,085	14,420,800	74,809,115
Post-Reverse Stock Split, 1-for-10 Ratio	5,385,043	7,210,400	87,404,557

After the effective date of the Reverse Stock Split, our common stock would have a new CUSIP identifier number. Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The implementation of the Reverse Stock Split will not affect the registration of our common stock under the Exchange Act.

Reduction in Stated Capital

Pursuant to the Reverse Stock Split, the par value of the Company’s common stock will remain $0.01 per share. As a result of the Reverse Stock Split, at the Effective Time, the stated capital on the Company’s balance sheet attributable to our common stock will be reduced in proportion to the size of the Reverse Stock Split, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

Shares Held in Book-Entry and Through a Broker, Bank or Other Nominee

The combination of, and reduction in, the number of our outstanding shares of common stock as a result of the Reverse Stock Split will occur automatically at the Effective Time without any additional action on the part of our stockholders.

Upon the Reverse Stock Split, we intend to treat stockholders holding shares of our common stock in “street name” (that is, through a broker, bank or other nominee) in the same manner as registered stockholders whose shares of our common stock are registered in their names. Brokers, banks or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our common stock in “street name”; however, these brokers, banks or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our common stock with a broker, bank or other nominee, and you have any questions in this regard, we encourage you to contact your broker, bank or nominee.

If you hold registered shares of our common stock in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of our common stock in registered book-entry form. If you are entitled to post-Reverse Stock Split shares of our common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the Effective Time indicating the number of shares of our common stock you hold.

If you hold any of your shares of our common stock in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the Effective Time. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-Reverse Stock Split shares of our common stock for either: (1) a certificate representing the post-Reverse Stock Split shares of our common stock or (2) post-Reverse Stock Split shares of our common stock in a book-entry form, evidenced by a transaction statement that will be sent to your address of record as soon as practicable after the Effective Time indicating the number of shares of our common stock you hold. Beginning on the effective date of the Reverse Stock Split, each certificate representing pre-Reverse Stock Split shares of our common stock will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

Stockholders should not destroy any share certificate(s) and should not submit any share certificate(s) until requested to do so.

Potential Anti-Takeover Effect

The Board and the Company’s management do not currently anticipate using the effective increase in the percentage of our authorized but unissued shares that will result from the Reverse Stock Split to make it more difficult or to discourage a future merger, tender offer or proxy contest or the removal of incumbent management. This Proposal 1 is not the result of management’s knowledge of an effort to accumulate or securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

Summarized in the following paragraphs are provisions included in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.

The DGCL: We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any such interested stockholder for three years following the date that the person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation with, or the sale of more than 10% of our assets to, an interested stockholder. The restrictions contained in Section 203 are not applicable to any of our existing stockholders that owned 15% or more of our outstanding voting stock upon the closing of our IPO.

Special Meetings of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations: Our Amended and Restated Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board of directors, our chief executive officer or our board of directors. In addition, our Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain other provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors, including, among other things:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•	the ability of the Board to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer; and
•	the ability of the Board to amend our Amended and Restated Bylaws, which may allow the Board to take additional actions to prevent a hostile acquisition and inhibit the ability of an acquirer to amend our Amended and Restated Bylaws to facilitate a hostile acquisition.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the Reverse Stock Split, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS or an opinion of counsel regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of shares of our common stock that is (a) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (“United States persons”), or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion is limited to U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:

•	persons that are not U.S. Holders;
•	U.S. Holders whose functional currency is not the U.S. dollar;
•	persons subject to the alternative minimum tax;
•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell our common stock under the constructive sale provisions of the Code;
•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•	tax-qualified retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(I)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

We intend to take the position that the Reverse Stock Split constitutes a recapitalization for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a reorganization, a U.S. Holder will not recognize gain or loss on the Reverse Stock Split (except with respect to the rounding up of any fractional share), the aggregate tax basis of the shares of our common stock received by a U.S. Holder in the Reverse Stock Split will be equal to the aggregate tax basis of the shares exchanged therefor (less any portion of such basis allocable to a fractional share) and the holding period for the shares of our common stock received by a U.S. Holder in the Reverse Stock Split will include the holding period of the shares exchanged therefor. However, even assuming that the Reverse Stock Split qualifies as a recapitalization, stockholders whose fractional shares resulting from the Reverse Stock Split are rounded up to the nearest whole share may recognize gain for United States federal income tax purposes equal to the value of the additional fractional share. If any such gain were recognized, we believe that the gain would not be material. Stockholders should consult their own tax advisors regarding the tax consequences of the Reverse Stock Split for United Stated federal income tax purposes.

Rights of Appraisal

Under Delaware law, there are no appraisal rights with respect to the Amendment to be voted upon at the Special Meeting.

Vote Required for Approval

The affirmative vote of the stockholders holding a majority of the outstanding common stock entitled to vote thereon is required to approve and adopt the Amendment.

Board Recommendation

The Board recommends that the stockholders vote “FOR” the approval and adoption of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock at a reverse stock split ratio ranging from any whole number between one-for-five to one-for-ten, as determined by the Board in its sole discretion.

PROPOSAL 2

APPROVAL OF THE MARKETPLACE RULE PROPOSAL

The Proposal

The stockholders of the Company are being asked to approve, as required by the Listing Rule and the Indenture governing the New 2023 Notes, the issuance to any holder or group of related holders of New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding 19.99% of the number of shares of common stock outstanding, including upon the conversion of the New 2023 Notes and upon payment of PIK interest thereon.

Background

On October 31, 2019, the Company completed the Offering of New 2023 Notes. The Company sold an aggregate principal amount of approximately $29.3 million of New 2023 Notes in the Offering and issued an additional aggregate principal amount of approximately $5.1 million of New 2023 Notes in exchange for an aggregate principal amount of $9.0 million of the Company’s 4.75% Convertible Senior Notes due May 1, 2023.

The New 2023 Notes accrue interest at the rate of 7.0% per annum if interest is paid in cash with respect to any applicable period and at the rate of 8.0% per annum if interest is paid in kind in the form of additional principal with respect to any applicable period. In any case, interest is payable semiannually in arrears on May 1 and November 1 of each year, beginning on May 1, 2020. So long as the Company’s senior credit facilities are outstanding, the Company is prohibited from electing to pay interest on the New 2023 Notes in cash. The New 2023 Notes will mature on May 1, 2023, unless earlier purchased or converted.

The net proceeds from the Offering were approximately $27.0 million. The Company used the net proceeds from the Offering as follows: (i) approximately $13.0 million of the net proceeds were used to extinguish the Company’s outstanding Convertible 3.75% Senior Notes due 2019; (ii) approximately $6.0 million of the net proceeds were used to pay outstanding accounts payable; (iii) approximately $2.5 million of the net proceeds were used to pay off a protective advance under the Company’s First Lien Revolving Credit Agreement, dated December 13, 2018, by and among the Company, as the borrower, certain subsidiaries of the Company, as guarantors, the lenders party thereto, and ACF Finco I LP, as administrative agent and collateral agent for the lenders; (iv) approximately $1.8 million of the net proceeds were used to pay interest on the Company’s 4.75% Convertible Senior Notes due May 1, 2023; and (v) the remaining net proceeds were used to fund general corporate and working capital requirements.

The Company issued the New 2023 Notes pursuant to an indenture, dated as of October 31, 2019, between the Company and Wilmington Trust, National Association, as trustee (the “Indenture”). The New 2023 Notes are the Company’s general senior unsecured obligations. The New 2023 Notes are guaranteed on a senior unsecured basis by all of the Company’s subsidiaries (other than excluded subsidiaries as defined in the Indenture). The New 2023 Notes are not redeemable by the Company prior to the maturity date.

Holders of the New 2023 Notes (the “Noteholders”) are entitled to convert principal and accrued, unpaid interest on the Notes into, at the Company’s election, cash, shares of the Company’s common stock, or a combination thereof, subject to certain limitations. The New 2023 Notes are convertible at an initial conversion rate of 1,388.889 shares of common stock per $1,000 principal amount of New 2023 Notes, which is equivalent to an initial conversion price per share of common stock of $0.72. The conversion rate and the corresponding conversion price are subject to adjustment in certain circumstances as provided in the Indenture (including upon the implementation of the Reverse Stock Split if the Reverse Stock Split is approved by the Company’s stockholders).

Reasons for the Proposal

As a result of being listed for trading on the Nasdaq Global Select Market, issuances of the Company’s common stock are subject to the Nasdaq Stock Market Rules, including the Listing Rule. The Listing Rule requires stockholder approval in connection with a transaction other than a public offering involving the sale, issuance, or potential issuance by the issuer of common stock (or securities, which includes debt instruments, convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for a price that is less than the greater of book or market value of the stock, with market value determined by reference to the closing price immediately before the issuer enters into a binding agreement for the issuance of such securities.

Under the terms of the Indenture, the Company is not permitted to effect any conversion of New 2023 Notes in the event that such conversion would cause the holder of such converting New 2023 Notes, together with certain of its affiliates and related parties, to own more than the Restricted Ownership Percentage (as defined in the Indenture). For each holder of New 2023 Notes, the Restricted Ownership Percentage is initially 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of our common stock issuable upon conversion of New 2023 Notes held by such holder. While each holder of New 2023 Notes can voluntarily increase its Restricted Ownership Percentage in accordance with the terms of the Indenture, no holder can increase its Restricted Ownership Percentage above 19.99% (the “Nasdaq Change of Control Cap”) unless and until the Company’s stockholders approve this Proposal 2.

Pursuant to the Indenture, the Company has agreed to use its commercially reasonable best efforts to obtain such stockholder approval of this Proposal 2 at the Special Meeting, and in the event that such approval is not obtained on or before May 1, 2020, and any holder of New 2023 Notes elects to convert any New 2023 Notes but is unable to receive shares of common stock upon such conversion as a result of the Nasdaq Change of Control Cap, then the Company must settle the conversion of all New 2023 Notes in excess of the Nasdaq Change of Control Cap in cash.

If we are limited in our ability to issue shares upon conversion of the New 2023 Notes, we will have less flexibility in satisfying our obligations under the New 2023 Notes and the Indenture, as we might be required to pay cash upon the conversion of such New 2023 Notes. Accordingly, we are requesting in this Proposal 2 that our stockholders approve, as required by the Listing Rule and the Indenture governing the New 2023 Notes, the issuance to any holder or group of related holders of New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding 19.99% of the number of shares of common stock outstanding, including upon the conversion of the New 2023 Notes and upon payment of PIK interest thereon.

Vote Required for Approval

The affirmative vote of a majority of the votes cast for Proposal 2 is required to approve, as required by the Listing Rule and the Indenture governing the New 2023 Notes, the issuance to any holder or group of related holders of New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding 19.99% of the number of shares of common stock outstanding, including upon the conversion of the New 2023 Notes and upon payment of PIK interest thereon.

Board Recommendation

The Board recommends that the stockholders vote “FOR” the approval, as required by the Listing Rule and the Indenture governing the New 2023 Notes, of the issuance to any holder or group of related holders of New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding 19.99% of the number of shares of common stock outstanding, including upon the conversion of the New 2023 Notes and upon payment of PIK interest thereon.

PROPOSAL 3

ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES

The Board is seeking stockholder approval of one or more adjournments to the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 or Proposal 2 or if there is not a quorum (the “Adjournment Proposal”).

If, at the Special Meeting, the number of shares present or represented and voting to approve Proposal 1 or Proposal 2 is not sufficient to approve such proposal, or if a quorum is not present, the Board currently intends to move to adjourn the Special Meeting to enable the Board to solicit additional proxies for the approval of Proposal 1 or Proposal 2 or if there is not a quorum, as applicable.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of granting discretionary authority to the Board to adjourn the Special Meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the Adjournment Proposal, the Board could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted. If the stockholders do not approve this proposal, the Chairperson of the Special Meeting may exercise discretionary authority to adjourn the Special Meeting as necessary.

Vote Required for Approval

The affirmative vote of a majority of the votes cast for Proposal 3 is required to approve and adopt the proposal to adjourn the Special Meeting.

Board Recommendation

The Board recommends that the stockholders vote “FOR” adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve and adopt Proposal 1 or Proposal 2 or if there is not a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 9, 2019 for (a) each of our named executive officers, (b) each of our current directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of December 9, 2019 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 53,850,427 shares of common stock outstanding on December 9, 2019. Except as otherwise indicated, the address of each of the persons in this table is c/o Teligent, Inc., 105 Lincoln Avenue, PO Box 687, Buena, New Jersey 08310.

Name and Address of Beneficial Owner	Number	Percent
5% or more Stockholders:
Life Sciences Opportunities Fund II, L.P.(1)(6)	1,494,873	2.78%
Life Sciences Opportunities Fund (Institutional) II, L.P.(1)(8)	8,356,988	15.52%
Signet Healthcare Partners, LLC(1)(4)	9,851,861	18.29%
Elk Creek Partners, LLC(2)	4,880,589	9.06%
Eversept Partners, LP(3)	2,699,718	5.01%
venBio Select Advisor LLC(4)	5,300,000	9.84%
Broadfin Capital, LLC(5)	2,999,817	5.57%
Prosight Management, L.P.(6)	3,547,607	6.59%

Directors and Named Executive Officers
Jason Grenfell-Gardner(7)	1,682,730	3.05%
James C. Gale(1)(8)	10,216,485	18.89%
Thomas J. Sabatino, Jr.(9)	85,000	*
Bhaskar Chaudhuri(10)	245,000	*
Steven Koehler(11)	150,000	*
John Celentano(12)	130,000	*
Martin Wilson(13)	47,718	*
Carole S. Ben-Maimon, M.D(14)	96,000	*
Damian Finio(15)	113,333	*
All executive officers and directors as a group (9 persons)(1)(7)(8)(9)(10)(11)(12)(13)(14)(15)	12,766,266	22.66%
*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Total aggregate ownership of the LOF Funds, as defined below, equals 9,851,861. However, the information provided in the table above is presented on the basis of the beneficial ownership of our shares of common stock by the LOF Funds as disclosed in a Schedule 13D filed by Life Sciences Opportunities Fund II, L.P. with the SEC on March 10, 2015, which reported ownership as of March 5, 2015. Life Sciences Opportunities Fund II, L.P. (“ LOF”) directly holds 1,494,873 shares and Life Sciences Opportunities Fund (Institutional) II, L.P. (“LOF Institutional,” together with LOF, the “LOF Funds”) directly holds 8,356,988 shares, for a total of 9,851,861 securities that are held indirectly by Signet Healthcare Partners, LLC (“General Partner”), the general partner of each of the LOF Funds, James C. Gale, a director of ours, and the chief investment officer, a manager and member of the General Partner, the controlling member of the General Partner, SMW Investments I, LLC (“SMW”), and Don A. Sanders, Ben T. Morris and Donald V. Weir, the managing members of SMW. The 9,851,861 securities held by the LOF Funds are subject to shared voting power and shared dispositive power with the General Partner, Mr. Gale, SMW, Mr. Sanders, Mr. Morris and Mr. Weir. The General Partner, Mr. Gale, SMW, Mr. Sanders, Mr. Morris and Mr. Weir disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein, if any. The address of each filer is Carnegie Hall Tower, 152 West 57th Street, 19th Floor, New York, NY 10019, except SMW, which is 600 Travis, Suite 5900, Houston, TX 77002.
(2)	This information is based solely on a Schedule 13G/A filed by Elk Creek Partners, LLC with the SEC on February 8, 2019, which reported ownership as of December 31, 2018. Elk Creek Partners, LLC is the beneficial owner of 4,880,589 shares and has the sole power to vote 2,821,056 shares and to dispose of 4,880,589 shares. Elk Creek Partners, LLC's address is 44 Cook St., Suite 705, Denver, CO 80206.
(3)	This information is based solely on a Schedule 13G filed by Eversept Partners, L.P. (“Eversept”), Eversept GP, LLC (“Eversept GP”), Eversept Global Healthcare Fund, L.P. (“Eversept Global”) and Kamran Moghtaderi with the SEC on September 6, 2019, which reported ownership as of August 20, 2019. Eversept Global is the beneficial owner of 2,699,718 shares and has sole power to vote 2,699,718 shares and to dispose of 2,699,718 shares. Eversept is the investment manager of Eversept Global, and may be deemed to indirectly beneficially own securities owned by Eversept Global. Eversept GP is the general partner of Eversept Global, and may be deemed to indirectly beneficially own securities owned by Eversept Global. Mr. Moghtaderi is the sole manager of, and may be deemed to beneficially own securities beneficially owned by, Eversept GP. The address of Eversept is 444 Madison Avenue, 22nd Floor, New York, NY 10022.

(4)	This information is based solely on a Schedule 13G/A filed by venBio Select Advisor LLC (“VenBio”) and Mr. Behzad Aghazedeh with the SEC on February 14, 2019, which reported ownership as of December 31, 2018. VenBio is the beneficial owner of 5,300,000 shares and has sole power to vote and dispose of all 5,300,000 shares. Mr. Aghazedeh serves as the portfolio manager and controlling person of VenBio. The address of each of VenBio and Mr. Aghazedeh is 110 Greene Street, Suite 800, New York, New York 10012.
(5)	This information is based solely on a Schedule 13G filed by Broadfin Capital, LLC (“Broadfin”), Broadfin Healthcare Master Fund, Ltd (“Broadfin Healthcare”) and Kevin Kotler with the SEC on May 1, 2018, which reported ownership as of April 27, 2018. Broadfin is the beneficial owner of 2,999,817 shares and shares voting and dispositive power over all 2,999,817 shares with Broadfin Healthcare and Mr. Kotler. The address of each of Broadfin and Mr. Kotler is 300 Park Avenue, 25th Floor, New York, New York 10022. The address of Broadfin Healthcare is 20 Genesis Close, Ansbach House, Second Floor, P.O. Box 1344, Grand Cayman KY1-1108, Cayman Islands.
(6)	This information is based solely on a Schedule 13G filed by Prosight Management, LP (“Prosight”), Prosight Fund, LP (“Prosight Fund”), Prosight Plus Fund, LP (“Prosight Plus”), Prosight Partners, LLC (“Prosight Partners”) and W. Lawrence Hawkins with the SEC on February 14, 2019, which reported ownership as of December 31, 2018. Prosight is the beneficial owner of 3,547,607 shares and shares voting and dispositive power over (i) 747,731 shares with Prosight Fund, (ii) 1,813,580 shares with Prosight Plus, (iii) all 3,547,607 shares with each of Prosight Partners and Mr. Hawkins. Prosight is the general partner and investment manager of, and may be deemed to indirectly beneficially own securities owned by, Prosight Fund and Prosight Plus. Prosight Partners is the general partner of, and may be deemed to beneficially own, securities beneficially owned by Prosight. Mr. Hawkins is the sole manager of, and may be deemed to beneficially own securities beneficially owned by, Prosight Partners. Prosight Fund disclaims beneficial ownership of both the shares held by certain managed accounts and the shares held by Prosight Plus. Prosight Plus disclaims beneficial ownership of both the shares held by certain managed accounts and the shares held by Prosight Fund. The address of each of Prosight, Prosight Fund, Prosight Plus, Prosight Partners and Mr. Hawkins is c/o Prosight Management, LP, 2301 Cedar Springs Road, Suite 355, Dallas, Texas 75201.
(7)	Includes 293,514 shares of common stock held by Mr. Grenfell-Gardner, 1,380,362 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after December 9, 2019, and 8,854 shares underlying restricted stock units (“RSUs”) which will have vested within 60 days after December 9, 2019. Does not include 22,135 shares RSUs which have not vested and will not be exercisable within 60 days after December 9, 2019 or options to purchase 510,545 shares of our common stock which have not vested and will not be exercisable within 60 days after December 9, 2019.
(8)	Includes 9,971,485 shares of common stock held by Mr. Gale and 25,000 shares of common stock held by Gale & Haselton Family LLC, over which Mr. Gale exercises voting and dispositive power. Also includes 220,000 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after December 9, 2019. Does not include options to purchase 46,878 shares of our common stock which have not vested and will not be exercisable within 60 days after December 9, 2019.
(9)	Includes 25,000 shares of common stock held by Mr. Sabatino and 60,000 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after December 9, 2019. Does not include options to purchase 43,753 shares of our common stock which have not vested and will not be exercisable within 60 days after December 9, 2019.
(10)	Includes 10,000 shares of common stock held by Mr. Chaudhuri and 235,000 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after December 9, 2019. Does not include options to purchase 54,566 shares of our common stock which have not vested and will not be exercisable within 60 days after December 9, 2019.
(11)	Includes 5,000 shares of common stock held by Mr. Koehler and 145,000 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after December 9, 2019. Does not include options to purchase 56,254 shares of our common stock which have not vested and will not be exercisable within 60 days after December 9, 2019.
(12)	Includes 20,000 shares of common stock held by Mr. Celentano and 110,000 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after December 9, 2019. Does not include options to purchase 62,506 shares of our common stock which have not vested and will not be exercisable within 60 days after December 9, 2019.
(13)	Includes 13,684 shares of common stock held by Mr. Wilson and 34,034 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after December 9, 2019. Does not include 12,368 shares underlying restricted stock units which have not vested and will not be exercisable within 60 days after December 9, 2019 or options to purchase 221,783 shares of common stock which have not vested and will not be exercisable within 60 days after December 9, 2019.
(14)	Includes 16,000 shares of common stock held by Dr. Ben-Maimon and 80,000 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after December 9, 2019. Does not include options to purchase 48,567 shares of our common stock which have not vested and will not be exercisable within 60 days after December 9, 2019.
(15)	Includes 20,000 shares of common stock held by Mr. Finio, 83,333 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after December 9, 2019 and 10,000 shares RSUs which will have vested within 60 days after December 9, 2019. Does not include 10,000 shares underlying restricted stock units which have not vested and will not be exercisable within 60 days after December 9, 2019 or options to purchase 226,511 shares of common stock which have not vested and will not be exercisable within 60 days after December 9, 2019.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information in certain documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, and information that we subsequently file with the SEC prior to the Special Meeting will automatically update and supersede this information. The proxy statement incorporates by reference the documents listed below (File No. 001-08568) and any future filings we make with the SEC prior to the Special Meeting under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which contains audited financial statements of the Company for the fiscal year ended December 31, 2018, filed with the SEC on April 1, 2019;
•	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 10, 2019, August 7, 2019 and November 12, 2019, respectively;
•	The Company’s Current Reports on Form 8-K filed with the SEC on each of May 22, 2019, June 7, 2019, July 22, 2019, July 25, 2019, October 29, 2019, October 31, 2019, November 19, 2019, December 6, 2019 and December 11, 2019 (except, with respect to each of the foregoing or any exhibit thereto, for portions of such Current Reports which were deemed to be furnished and not filed);
•	The Company’s proxy statement filed with the SEC on Schedule 14A dated April 3, 2019, the additional definitive soliciting materials with respect thereto filed on April 3, 2019, and the revised definitive proxy statement filed on April 11, 2019, in each case, in connection with the Company’s 2019 annual meeting of stockholders, as incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018; and
•	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on October 23, 2015, including any amendment or reports filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, that information or exhibit is specifically not incorporated by reference in this document.

You may obtain copies of these documents, other than exhibits, free of charge on our website, www.teligent.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov. We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement or the prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Teligent, Inc.
Attn: Chief Financial Officer
105 Lincoln Avenue
PO Box 687
Buena, New Jersey 08310
(856) 697-1441

You should rely only on the information contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide you with information that is different from the information contained in this proxy statement. This proxy statement speaks only as of its date unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D. C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as Teligent, Inc. (www.sec.gov).

EXPENSES AND SOLICITATION

The Company will pay all of the costs of solicitation of proxies. In addition, the Company’s directors and employees may solicit proxies in person or by telephone, fax or email. The Company will pay these employees and directors no additional compensation for these services. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. The Company will reimburse such banks, brokers and other institutions, nominees and fiduciaries for their reasonable out-of-pocket costs.

REFERENCES TO OUR WEBSITE ADDRESS

References to our website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement or the accompanying materials

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the Special Meeting. If any other business is properly brought before the Special Meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2020 Annual Meeting of Stockholders, we must receive stockholder proposals (other than for director nominations) no later than December 5, 2019. To be considered for presentation at the 2020 Annual Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than February 21, 2020 and no later than March 22, 2020, provided, however, in the event that the date of the 2020 Annual Meeting is more than 60 days before or more than 60 days after May 21, 2020, proposals must be received no earlier than the 90th day prior to the 2020 Annual Meeting Date and no later than 60 days prior to the 2020 Annual Meeting Date or the 15th day following the day on which public announcement of the date of the 2020 Annual Meeting is first made by the Company. Proposals that are not received in a timely manner will not be voted on at the 2020 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of our Corporate Secretary at our corporate offices, 105 Lincoln Avenue, PO Box 687, Buena, New Jersey 08310.

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TELIGENT, INC.

TELIGENT, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	The Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by adding striking out the first and only paragraph of Article Fourth in its entirety and by substituting in lieu thereof the following:

“FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 101,000,000 shares, consisting of 100,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”) and 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”). Upon the effectiveness (the “Effective Time”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each share of Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time will be automatically combined and converted into that fraction of a share of Common Stock, par value $.01 per share, of the Corporation as has been determined by the Board of Directors in its sole discretion within the range of 1-for-5 and 1-for-10 shares and publicly announced by the Corporation prior to effectiveness of this Certificate of Amendment (the “Consolidation”). Notwithstanding the foregoing, no fractional shares shall be issued in connection with the Consolidation. Fractional shares shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter and without the necessity for presenting the same represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the rounding up of any fractional share interests as described above.”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
3.	On [•], 2020, the Board of Directors of the Corporation publicly announced that it chose a reverse split ratio of 1-for-[•] shares.

IN WITNESS WHEREOF, TELIGENT, INC. has caused this Certificate to be executed by its duly authorized officer on this ___ day of ________________, 2020.

By:
Name:	Jason Grenfell-Gardner
Title:	President and Chief Executive Officer

TELIGENT, INC.
105 LINCOLN AVENUE
BUENA, NJ 08310

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on January 23, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on January 23, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000433745_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

TELIGENT, INC.
Special Meeting of Stockholders
January 24, 2020 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jason Grenfell-Gardner and Damian Finio, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TELIGENT, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at the offices of K&L Gates LLP, 599 Lexington Avenue, New York, NY 10022 at 10:00 AM EDT on January 24, 2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000433745_2 R1.0.1.18

Continued and to be signed on reverse side